Via U.S. Mail and Fax
Mr. Zohar Ziv
Senior Vice President and Chief Financial Officer
Emak Worldwide, Inc.
6330 San Vincente Blvd.
Los Angeles, California 90048

								August 9, 2005

RE:		Emak Worldwide, Inc.
		Form 10-K for the fiscal year ended December 31, 2004
		Filed March 31, 2005

      Form 10-Q for the quarterly period ended March 31, 2005
		File No. 001-31718

Dear Mr. Zohar Ziv:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE